FOR IMMEDIATE RELEASE

Investor Relations:
Ed Lockwood
Sr. Director, Investor Relations
(408) 875-9529
ed.lockwood@kla-tencor.com

Media Relations:
Meggan Powers
Sr. Director, Corporate Communications
(408) 875-8733
meggan.powers@kla-tencor.com

KLA-TENCOR APPOINTS MARK P. DENTINGER NEW CHIEF FINANCIAL OFFICER

MILPITAS, Calif.-Aug. 28, 2008-KLA-Tencor Corporation (NASDAQ: KLAC) today announced that Mark P. Dentinger has been appointed chief financial officer (CFO) for the company, reporting directly to Chief Executive Officer, Rick Wallace. Effective September 3, 2008, Dentinger will assume the CFO duties and replace interim CFO John Kispert.

"We are pleased to bring such a high-caliber individual onto KLA-Tencor's executive team," said Rick Wallace. "Mark is a seasoned executive with experience at publicly-held hardware and software companies and he brings a strong financial and accounting foundation, which we are confident will benefit the company and our investors."

Most recently, from February 2005 to April 2008, Dentinger served as executive vice president and CFO for BEA Systems, Inc., until the company was acquired by Oracle. Dentinger was with BEA Systems for a total of nine years, during which he managed all aspects of finance, investor relations, legal, facilities, and information technology, among various other financial roles within the company. Prior to BEA Systems, Dentinger served in various financial management positions at Compaq Computer Corporation (now Hewlett-Packard) for six years, culminating in his appointment as director of finance, high performance systems manufacturing in 1996.

Dentinger received his bachelor of science in economics from St. Mary's College of California and his MBA in finance from the University of California at Berkeley. He is a Certified Public Accountant in the State of California.

About KLA-Tencor: KLA-Tencor Corporation is the world's leading supplier of process control and yield management solutions for the semiconductor and related microelectronics industries. Headquartered in Milpitas, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor is traded on the NASDAQ Global Select Market under the symbol KLAC. Additional information about the company is available at http://www.kla-tencor.com (KLAC-C).

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